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                                                                     Exhibit 3.1

            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                    NATIONSCREDIT SECURITIZATION CORPORATION

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                   Adopted in accordance with the provisions
                             of Section 245 of the
                        Delaware General Corporation Law

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        NATIONSCREDIT SECURITIZATION CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        Pursuant to the provisions of Section 245 of Chapter 1, Title 8 of the Delaware Code (known, identified and referred to as the "General Corporation Law of the State of Delaware", which for purposes of this Amended and Restated Certificate of Incorporation shall include the acts amendatory thereof and supplemental thereto.

        1. The name of the corporation is NationsCredit Securitization Corporation (the "Corporation"). The date of filing of its original Certificate of Incorporation with the Secretary of State was December 21, 1995. The date of filing of its Amended and Restated Certificate of Incorporation with the Secretary of State was February 14, 1996.

        2. This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of this Corporation by adding a provision to further ensure that the Corporation is a special purpose corporation and by eliminating all requirements that each trustee under any pooling and servicing agreement, indenture or similar agreement (each, an "Agreement") consent to certain actions of the Corporation and amendments to certain provisions of this Second Amended and Restated Certificate of Incorporation.

        3. The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

                 1. The name of the corporation is NationsCredit Securitization Corporation (the "Corporation").


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               2.       The address of the registered office of the Corporation
     in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such registered office is The Corporation Trust Company.

               3. The purpose for which the Corporation is organized is to engage in the following activities:

               (a) to acquire, issue, cause to be issued, dispose of and or hold certificates or other evidences of interests (the "Certificates") in, or to issue, cause to be issued, disposed of and or hold notes or other evidences of indebtedness ("Notes," and together with the Certificates, the "Securities") that may be secured by certain payment obligations of dealers in consumer, commercial and capital products ("Dealers") or payment obligations of buyers of such products or of obligors under any notes, mortgages, installment contracts or other payment obligations (collectively, "Obligors") secured by such products, including but not limited to, new and used automobiles and trucks, recreational vehicles, new and used boats, boat motors, boat trailers, manufactured housing, industrial machinery, musical instruments, agricultural, household and garden equipment, or payment obligations under notes, mortgages, installment contracts, or other payment obligations, including but not limited to, leases, home equity lines of credit, second mortgages, unsecured credit cards, or other installment obligations (collectively, "Receivables");

               (b) to acquire, own, hold, service, sell, assign, pledge and otherwise deal with Receivables, related insurance policies and insurance certificates, the group of writings evidencing payment obligations of Dealers or Obligors and the security interests created in connection therewith and agreements with Dealers, Obligors and other originators or services of Receivables; and

               (c) to engage in any activity and to exercise any powers permitted to corporations under the Laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

                        4. The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value.

                        5. Election of directors need not be by ballot unless the By-Laws of the Corporation shall so provide. The books of the Corporation may (subject to any statutory requirements) be kept at such place whether within or





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         outside the State of Delaware as may be designated by the Board of
         Directors or in the By-Laws of the Corporation.

                        6. (a) The affairs of the Corporation shall be managed by a Board of Directors (the "Board" or the "Board of Directors"), which shall at all times include at least one Outside Director. The number of directors of the Corporation shall be from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation with the initial Board consisting of three members. Notwithstanding anything to the contrary contained herein or in the Corporation's By-Laws, as promptly as practicable but in any event within thirty (30) days following the occurrence of a Rating Event, the authorized number of directors shall be increased by the excess, if any, of two over the number of directors who are then Outside Directors and any such vacancy shall be filled by an additional Outside Director. At all times during the existence of any Rating Event, the Board shall include at least two Outside Directors. A rating event (a "Rating Event") shall be deemed to have occurred upon the earlier to occur of (a) the downgrading of the short-term unsecured debt of NationsBank Corporation ("NationsBank") to or below
         (i) A-2 by Standard & Poor's Corporation ("S&P") or (ii) P-2 by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"), or (b) the downgrading of NationsBank's senior long-term debt to or below (i) A- by S&P or (ii) A3 by Moody's, and shall be deemed to exist as long as NationsBank's short-term unsecured debt or senior long-term debt is rated at or below any such rating by either Rating Agency. In the event and at the time that a Rating Event is no longer continuing, the Board may include only one Outside Director. An "Outside Director" shall be an individual who, for at least eighteen (18) months prior to being appointed by the Board, shall not have been, a director, officer or employee of, or indirect beneficial owner of 5% or more of the voting securities of, or member of the immediate family of any such director, officer, employee or beneficial owner of, NationsCredit Corporation ("NationsCredit"), or any corporate affiliate of NationsCredit. Notwithstanding the foregoing, an Outside Director may be a director or officer of one or more other corporations that is an affiliate or are affiliates of NationsCredit, provided that (i) each such corporation is or was formed with limited purposes similar to the Corporation and (ii) such person does not earn, in the aggregate, material compensation for serving in such positions. For the purposes of the foregoing, an "affiliate" of an entity is an entity controlling, controlled by, or under common control with such entity. Notwithstanding any other provision of this Certificate of Incorporation or any other provision of law that so





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     empowers the Corporation, in the event of the death, incapacity, or resignation of an Outside Director or such position is otherwise vacated, a successor Outside Director shall be appointed by the remaining directors of the Corporation and no action requiring the unanimous affirmative vote of the Board of Directors of the Corporation shall be taken until a successor Outside Director is elected and qualified and approves such action.

                                (b) The Corporation shall maintain a separate
     principal office through which its business shall be conducted, which office may be located in identifiable space within the headquarters of NationsBank of Texas, National Association at 225 E. John Carpenter Freeway, Irving, Texas pursuant to a lease on commercially reasonable terms.

                                (c) The Corporation shall maintain corporate
     records and books of account and shall not commingle its corporate records and books of account with the corporate records and books of account of NationsCredit or any other entity.

                                (d) The Board of Directors of the Corporation
     shall hold appropriate meetings to authorize all of its corporate actions.

                                (e) The funds and other assets of the
     Corporation shall not be commingled with those of any other entity.

                                (f) The Corporation shall pay its own expenses
     and shall not guarantee or hold itself out as being liable for the debts of any other party.

                                (g) The Corporation shall not form,
     or cause to be formed, any subsidiaries.

                                (h) The Corporation shall act solely in its
     corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned.

                                (i) Meetings of the stockholders of the
     Corporation shall be held not less frequently than one time per annum.

                                (j)      The Corporation shall operate in such
     a manner that it would not be substantively consolidated with any other entity.





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                                (k)     The Corporation shall not issue any
     debt securities if the issuance of such debt securities will result in the lowering of the then current rating of any outstanding Securities issued by the Corporation pursuant to any Agreement by any one of the Rating Agencies which have been requested by the Corporation or an underwriter to rate such Securities.

                       7. In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to adopt, amend and repeal from time to time the By-Laws of the Corporation.

                       8. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the unanimous approval of the Board of Directors of the Corporation (which, following the occurrence and during the continuation of a Rating Event, shall include the approval of at least two Outside Directors), do any of the following:

                                i)      engage in any business or activity
                       other than in connection with or relating to facilitating the issuance of Certificates principally representing an interest in Receivables or Notes principally secured by Receivables;

                                ii)     incur any indebtedness, or assume or
                       guaranty any indebtedness of any other entity, other than in connection with the issuance of Securities pursuant to Agreements;

                                iii)    dissolve or liquidate, in whole or in
                       part;

                                iv) merge or consolidate with or into any other entity or convey or transfer its properties and assets substantially as an entirety to an entity, unless:

                                        (a) the entity (if other than the
                                Corporation) formed or surviving the
                                consolidation or merger or which acquires the properties and assets of the Corporation is organized under the laws of the State of Delaware, expressly assumes the due and punctual payment of, and all obligations of the Corporation in connection with the indebtedness of the





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                                Corporation, and has a Certificate of
                                Incorporation containing provisions identical to the provisions of Articles 3, 6, 10 and this
                                Article 8; and

                                        (b) immediately after giving effect to
                                the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreements relating to such indebtedness;

                                v) sell all or substantially all of the assets of the Corporation other than in connection with the issuance of Securities pursuant to Agreements;

                                vi)      institute proceedings to be
                      adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Federal bankruptcy laws, or consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, conservator, sequestrator (or other similar official) of the Corporation or of any substantial part of the Corporation's property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action; or

                                vii)     amend this Certificate of
                      Incorporation to alter in any manner or delete Article 3,
                      Article 6, Article 10 or this Article 8.

                      9.        The Corporation is to have perpetual existence.

                      10. The Corporation shall not, without the prior written confirmation of each nationally recognized rating agency which has rated the Securities issued pursuant to an Agreement at the request of the Corporation or an underwriter of the Securities that such rating agency will not lower the then current rating of the Securities, alter, change or repeal Articles 3, 6, 8 or this Article 10 of the Certificate of Incorporation. Subject to the foregoing limitation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation,





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     in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                      11.      No director shall have any personal
     liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this
     Article 11 shall not eliminate or limit the liability of each director
     (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                      12. The incorporator of the Corporation is Michael A. Golden, whose mailing address is c/o Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038.

               4.     This Amended and Restated Certificate of
  Incorporation was duly adopted by the Board of Directors and by the stockholder in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

               5. This Restated Certificate of Incorporation shall be effective upon filing.





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       IN WITNESS WHEREOF, said NationsCredit Securitization Corporation has caused this Certificate to be signed by Lawrence Angelilli, Chief Executive Officer and President, this 1st day of October, 1997.


                                         By: /s/ LAWRENCE ANGELILLI
                                            -----------------------------------
                                             Name:    Lawrence Angelilli
                                             Title:   Chief Executive Officer
                                                           and President





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